SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 10)


                    First Charter Corporation
(Name of Issuer)


                    No Par Value Common Stock
(Title of class of securities)


                           319439-10-5
(CUSIP Number)


	Check the appropriate box to designate the rule pursuant to which this schedule is filed:

	[ ] Rule 13d-1(b)
	[x] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.


CUSIP No. 319439-10-5
_______________________________________________________________

	1)	Names of Reporting Persons/S. S. or I. R. S. Identifi-
cation Nos. of Above Persons:

First Charter National Bank, as Trustee
_____________________________________________________________

	2)	Check the Appropriate Box if a Member of a Group:
		(a)
  		(b)
_______________________________________________________________

	3)	SEC Use Only:
_______________________________________________________________

	4)	Citizenship or Place of Organization:

United States
_______________________________________________________________

Number of		(5)	Sole Voting Power:			529,367
Shares Bene-
ficially		(6)	Shared Voting Power:		  1,720
Owned by
Each Report-	(7)	Sole Dispositive Power		450,161
ing Person
With			(8)	Shared Dispositive Power:	  9,385
_______________________________________________________________

	9)	Aggregate Amount Beneficially Owned by Each Reporting
Person:
				        1,177,699
_______________________________________________________________

    10)	Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

_______________________________________________________________

    11)	Percent of Class Represented by Amount in Row 9:

					     3.70%
_______________________________________________________________

    12)	Type of Reporting Person (See Instructions):

BK
_______________________________________________________________

SCHEDULE 13G

Item 1(a):	Name of Issuer:	First Charter Corporation

Item 1(b):	Address of Issuer's Principal Executive Offices:

				Post Office Box 37949
				10200 David Taylor Drive
				Charlotte, North Carolina 28237-7949

Item 2(a):	Name of Person Filing:	First Charter National
Bank, as Trustee

Item 2(b):	Address of Principal Business Office or, if none,
			Residence:

				Post Office Box 37949
				10200 David Taylor Drive
				Charlotte, North Carolina 28237-7949

Item 2(c):	Citizenship:	U. S.

Item 2(d):	Title of Class of Securities:

				Common Stock

Item 2(e):	CUSIP Number:		319439-10-5

Item 3:		(b) Bank as defined in Section 3(a)(6) of the Act

Item 4:		Ownership:

			(a)	Amount beneficially owned
				as of 12/31/00:           1,177,699

			(b)	Percent of Class:		     3.70%

			(c)	Number of shares as to which such person has:
			 	(i)	Sole power to vote or to direct the
					vote:                 529,367
			    (ii)	Shared power to vote or to direct the
					vote:                   1,720
			   (iii)	Sole power to dispose or to direct the
					disposition of:       450,161
			    (iv)	Shared power to dispose or to direct the
					disposition of:         9,385


Item 5:	Ownership of Five Percent or Less of a Class:    If
this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benefifical owner of more than five percent of the class of securities, check the following: [x]


Item 6:	Ownership of More than Five Percent on Behalf of
		Another Person:	N/A

Item 7:	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company:    N/A

Item 8:	Identification and Classification of Members of the
Group:      N/A

Item 9:	Notice of Dissolution of Group:     N/A

Item 10:	Certification:	By signing below I certify that, to the
best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 15, 2001      		 FIRST CHARTER NATIONAL
							 BANK, as TRUSTEE



							By:   /s/ ROBERT O BRATTON
								Robert O. Bratton
								Executive Vice President
								 of Trustee

Name: fcc 13g	3/15/01
Doc No: 257568
Name: fcc 13g	3/15/01
Doc No: 257568
Name: fcc 13g	3/15/01
Doc No: 257568